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                                                                     Exhibit 3.1


                            CERTIFCATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION


David L. Kalkbrenner and Linda M. Iannone certify that:

     1. They are the President and the Secretary, respectively, of Greater Bay Bancorp, a California corporation (the "Corporation").

     2. Article FOUR, Subsection (a) of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

     "This corporation is authorized to issue only two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 4,000,000 and the number of shares of Common Stock authorized to be issued is 80,000,000.

     Upon the amendment of this Article FOUR, Subsection (a) to read as hereinabove set forth, each one issued and outstanding share of Common Stock is split up and converted into two shares of Common Stock."

     3. The foregoing amendment of the Articles of Incorporation (the "Amendment") has been duly approved by the Board of Directors of the Corporation.

     4. Because the Corporation has only one class of shares outstanding and the Amendment only effects a stock split (and a proportionate increase in the number of shares authorized), shareholder approval of the Amendment is not required pursuant to Section 902(c) of the California General Corporation Law.

     5. This Amendment shall become effective at 5:00 p.m. California time on October 4, 2000.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 27th day of September, 2000.



                              /s/ David L. Kalkbrenner
                              ------------------------
                              David L. Kalkbrenner, President



                              /s/ Linda M. Iannone
                              --------------------
                              Linda M. Iannone, Secretary